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                                                                    EXHIBIT 11.1



                        DIAMOND MULTIMEDIA SYSTEMS, INC.

             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

                  (amounts in thousands, except per share data)

                                                                     THREE MONTHS
                                                                    ENDED MARCH 31
                                                                    --------------

                                                                     1996      1995
                                                                     ----      ----
Weighted average common shares outstanding for period               34,493        --


Dilutive employee stock option                                         849        --
                                                                   -------   -------


Common Equivalent Shares pursuant to Staff Accounting
  Bulletin No 83                                                        --    20,900
                                                                   -------   -------


Shares used in per share calculations                               35,342    20,900
                                                                   =======   =======

Net income before accretion                                         11,194     6,138


Accretion for dividends on mandatorily redeemable preferred stock       --      (292)
                                                                   -------   -------


Net income available for common stockholders                        11,194     5,846
                                                                   =======   =======


Net income per share                                               $  0.32   $  0.28
                                                                   =======   =======


The difference between the calculation of net income per share calculated on the primary and fully diluted basis is not material.




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